UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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SOTHEBY’S

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On March 13, 2014, Sotheby’s issued the following statements:

SOTHEBY’S SENDS OPEN LETTER TO SHAREHOLDERS

Sotheby’s Has the Right Plan and the Right Team to Continue Building Sustainable Value for
Shareholders and Clients

Sotheby’s Concludes Third Point’s Nominees Add No Relevant Expertise
Not Already Represented on the Board of Directors

NEW YORK, 13 March 2014 – Sotheby’s (NYSE: BID) today issued the following open letter to shareholders regarding its nominees for the Board of Directors and the notice from Third Point LLC submitting nomination of three candidates (the “Third Point Nominees”) to stand for election to Sotheby’s Board at the Company's 2014 Annual Meeting.

Highlights of the letter include
●	Sotheby’s is a market leader with superior shareholder returns and record results.
●	Sotheby’s benefits from a solid financial foundation appropriate to the needs of the business.
●	Your Board has the strength, diversity, experience and qualifications to continue to provide effective and independent oversight and direction.
●	Your Board is committed to sound corporate governance policies and practices.
●	Sotheby’s has engaged frequently with Third Point and other shareholders, and your Board is committed to doing what is in the best interests of ALL Sotheby’s shareholders. We believe shareholders should question whether Mr. Loeb will do the same – putting ALL shareholders’ interests first.
●	Sotheby’s Board has concluded that Mr. Loeb’s nominees add no relevant skills, experience or expertise that is not already effectively represented on the Board.
●	Sotheby’s has the right Board, the right leadership team and the right strategy in place to deliver value for ALL Sotheby’s shareholders now and over the long term.

March 13, 2014

Dear Sotheby’s Shareholder:

The Nominating and Corporate Governance Committee of Sotheby’s Board of Directors has carefully considered the director nominations put forth by Third Point.  The composition of your Board is something Sotheby’s takes very seriously, as the experience and expertise of its directors have been and will continue to be important to enabling the Company’s success.

Indeed, under the leadership and guidance of your Board of Directors, Sotheby’s has delivered strong financial performance and superior shareholder returns, including a total shareholder return of 32.5% over the last year.  Your Board is independent, active, engaged and focused on shareholder value.  We believe your Board has the skills and expertise necessary to continue Sotheby’s track record of success.

In contrast, we believe the Third Point Nominees – Daniel S. Loeb, Olivier Reza and Harry J. Wilson – add no experience or expertise that is not already represented or that is relevant to the Company’s business, strategies or goals.  Accordingly, based on the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously determined to reject the Third Point Nominees.

Sotheby’s is a market leader with superior shareholder returns and record results.

Sotheby’s has delivered superior shareholder returns and record results over both the short and long term.
● The Company’s stock price remains near historic highs and has exceeded the S&P Midcap Index over the one, five and ten year periods.
● For 2013, Sotheby’s reported record consolidated sales of $6.3 billion, an 11% increase in total revenues to $853.7 million and a 20% increase in net income to $130.0 million.
● Sotheby's saw transactions from 50% of our top clients in 2013, representing more than a 20% increase in business from this client segment. Furthermore, in 2013, the number of first time buyers grew 17%, which represented 30% of all bidders during the year.
● The Company has made a major investment in digital, including the online bidding platform BIDNow, which saw a 21% increase in transactions in 2013.
● Sotheby’s continued engagement efforts in Asia last year resulted in a 28% increase in transacting clients in China, with net sales among Chinese buyers growing 58% over 2012.
● Client satisfaction surveys in 2013 showed steady increases over the previous year, a strong indicator that Sotheby’s investments in improving the experience of our most important client relationships are working.

Sotheby’s benefits from a solid financial foundation appropriate to the needs of the business.

Earlier this year, we announced the Company’s new Capital Allocation and Financial Policy Plan.  This plan followed an extensive evaluation by Sotheby’s Board of Directors and leadership team and considered input from shareholders, including Third Point.  In addition to a significant return of capital, including a $300 million special dividend, a $150 million share repurchase program, and a commitment to return any excess capital to shareholders on an annual basis, this plan also establishes a financial policy framework with clear financial return hurdles for future investment decisions.  We believe this plan helps ensure that Sotheby’s remains in the strongest position to compete and succeed in the marketplace.

We are committed to growing with discipline.  Your Board and management have worked to ensure that the Company’s operations run efficiently, but without compromising service to clients.  This includes establishing a culture of productivity and financial discipline with $22 million of cost savings already identified for 2014 – and we won’t stop there.  In a business with considerable revenue variability, focusing on reducing costs is a crucial and continuous part of Sotheby’s efforts to drive shareholder value.  We expect to identify and communicate additional cost reductions in 2014 and beyond.

At the same time, we are making important investments in key initiatives that support Sotheby’s growth both today and into the future, including in new technology, client service and emerging markets, where an increasing portion of the Company’s auction sales are generated annually.  These innovations position Sotheby’s to leverage its advantages as a truly global auctioneer.

Your Board has the strength, diversity, experience and qualifications to continue to provide effective and independent oversight and direction.

Your Board is composed of 12 highly qualified directors, 10 of whom are independent.  The Nominating and Corporate Governance Committee regularly reviews the composition of the Board to assess whether it has the right mix of skills and experience, and if it is necessary to add directors to build upon certain relevant expertise.  To that end, we will have added five new independent directors in the past three years, including our Lead Independent Director, a role established by the Board in 2012. These new directors include a group of highly qualified, independent thinkers:
●
On March 13, 2014, we announced that Jessica Bibliowicz has been nominated to stand for election to Sotheby’s Board at the 2014 Annual Meeting.  Ms. Bibliowicz brings significant leadership skills and entrepreneurial and finance experience to your Board, having built a successful client service business at National Financial Partners Corp., where she served as Chairman and Chief Executive Officer.

●
On March 13, 2014, we announced that that Kevin C. Conroy has been nominated to stand for election to Sotheby’s Board at the 2014 Annual Meeting.  Mr. Conroy brings significant digital, advertising and media experience and an extensive background in managing popular global Web brands, including AOL, AIM and Netscape.

●
Domenico De Sole became a director in December 2013 and assumed the role of Lead Independent Director on December 13, 2013.  Mr. De Sole brings extensive experience building global luxury brands as well as significant legal experience.

●
Daniel Meyer joined your Board in May 2011.  As the President of Union Square Hospitality Group since 1996, Mr. Meyer has significant experience building trusted, client service oriented consumer brands, as well as strong connections and name recognition in the critical New York market.

●
Marsha E. Simms joined your Board in May 2011, having served as a partner of the international law firm Weil, Gotshal & Manges LLP until her retirement in 2010.  Ms. Simms has substantial legal and financial skills, including finance and debt restructuring, and a strong governance background.

Together, the Sotheby’s Board possesses distinct knowledge and expertise that is critical to the Company’s success.  This includes significant experience leading and profitably growing other public and private companies with global luxury brands in key markets Sotheby’s has targeted for growth, including Asia and Europe.  Your Board also includes directors who have long-standing, global relationships within the art world and high-end luxury goods category, and directors with unique commercial insight into luxury goods.  Sotheby’s directors have experience and backgrounds in disciplines that are highly relevant to the Company’s businesses, including marketing, finance, banking, real estate, client service and law.  Your directors have demonstrated success leading corporate change and value creation through financings, capital allocation strategies and business development.

Each member of your Board is committed to continuing to deliver superior results and serve the best interests of all Sotheby’s shareholders.

Your Board is committed to sound corporate governance policies and practices.

The Sotheby’s Board, with substantive feedback from shareholders, recently approved a number of enhancements to the Company’s corporate governance.  Among others, the enhanced governance guidelines and best practices unanimously approved by the Sotheby’s Board include:
●	Enhanced responsibilities for Sotheby’s Lead Independent Director, including engaging with shareholders and facilitating director evaluations;
●	Mandatory retirement guidelines for non-management directors;
●	Specific guidelines designed to support direct communications between shareholders and members of the Board, including the Lead Independent Director;
●	Revisions to make equity awards more long-term focused for all executive officers, and enhanced transparency of the disclosure regarding performance measures and payout rationale; and
●	The incorporation of “360-degree” evaluations in the Board’s assessment of both individual director performance and the contributions of Board committees.

Your Board is committed to doing what is in the best interests of ALL Sotheby’s shareholders.
We believe shareholders should question whether Mr. Loeb will do the same –
putting ALL shareholders’ interests first.

Sotheby’s has engaged in extensive discussions with Third Point over the past several months in an effort to reach a resolution that would avoid a costly and disruptive proxy contest.  In doing so, we offered to appoint Mr. Loeb to the Sotheby’s Board of Directors, where he would also serve on three committees – the Nominating and Corporate Governance Committee, the Audit Committee and the Finance Committee.

This offer reflected your Board’s efforts to work constructively to avoid a distracting proxy contest and not any experience or expertise that Mr. Loeb could bring to the Board.

We are prepared to continue to engage with Mr. Loeb as a shareholder, as we do with all of our shareholders.  However, Mr. Loeb’s abrupt decision to launch his proxy campaign in the midst of constructive dialogue has caused us to doubt his ability to work effectively as a Board member to serve the interest of all shareholders. In addition, Sotheby’s shareholders should question whether Mr. Loeb will make a commitment to long-term directorship, given that his average tenure as a public company director is only between one and two years.

Sotheby’s Board has concluded that Mr. Loeb’s nominees add no relevant skills, experience or expertise that is not already effectively represented on the Board.

As jewelry designers, Mr. Reza’s family has long been known to Sotheby’s.  Mr. Reza recently left investment banking to join his family’s business. His experience in jewelry is too recent to allow him to conduct meaningful oversight, and your Board already has deep luxury goods expertise as well as deep expertise in finance, mergers and acquisitions, and capital allocation.  While we appreciate the perspective Mr. Reza brings to jewelry design, we do not believe this skill set is needed on your Board in order to execute the Company’s strategy or to enhance shareholder value.

As Mr. Loeb’s public materials state, Mr. Wilson’s skills include distressed debt and corporate restructuring.  Sotheby’s financial strength and performance make it clear that a corporate restructuring, akin to his experience advising on the federal bailout of General Motors, would not be relevant to Sotheby’s shareholders.

Sotheby’s is a market leader that generates 29% EBITDA margins and has appropriate liquidity to not only invest for future growth, but also to return over $300 million to shareholders in the near-term.  The Company’s Capital Allocation and Financial Policy Plan has been widely well received.  Even Mr. Loeb has acknowledged that this plan is the “right approach.”

Sotheby’s has the right Board, the right leadership team and the right strategy in place to deliver value for ALL Sotheby’s shareholders now and over the long term.

The Board will present its recommended slate of director nominees in Sotheby’s definitive proxy statement and other materials, including the Company’s GREEN proxy card, to be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2014 Annual Meeting, which has yet to be scheduled.  Sotheby’s shareholders are not required to take any action at this time.

/s/	/s/
Bill Ruprecht	Domenico De Sole
Chairman, President and Chief Executive Officer	Lead Independent Director

Additional information concerning Sotheby’s corporate governance guidelines, including the enhancements announced today, are available on Sotheby’s website.

Reconciliation of Non-GAAP Financial Measures
The following is a reconciliation of net income to EBITDA for 2013 (in thousands of dollars):

2013
Net Income	$130,006
Income tax expense	55,702
Income tax expense related to equity investees	12
Interest income	(2,801)
Interest expense	42,712
Depreciation and amortization	19,435
EBITDA	$245,066

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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Sotheby’s Nominates Two New Independent Directors to the Board Bringing
Significant Finance, Client Relations and Digital Expertise

Steve Dodge and Michael Sovern to Retire from Board After 9 and 14 Years of Service, Respectively

NEW YORK, 13 March 2014 – Sotheby’s (NYSE: BID) today announced that Jessica Bibliowicz, former Chairman and Chief Executive Officer of National Financial Partners Corp. (NFP), and Kevin C. Conroy, President of Digital and Enterprise Development for Univision Communications Inc., have been nominated for election to Sotheby’s Board of Directors at the Company’s 2014 Annual Meeting.

A veteran financial services executive, Ms. Bibliowicz is currently a Senior Advisor of Bridge Growth Partners, a growth-oriented private equity firm focused on investments in the technology and financial services sectors. She joins the Sotheby’s Board with a proven record of leadership and building relationships with high net worth and corporate clients.  As its Chairman and CEO, Ms. Bibliowicz grew NFP into a leading provider of benefits, insurance and wealth management services before its sale to Madison Dearborn Partners LLC in 2013.

Mr. Conroy joins the Sotheby’s Board with significant digital, advertising and media experience and an extensive background in managing popular global Web brands, including AOL, AIM and Netscape. He is recognized as one of the most accomplished executives in the consumer Internet and online media business, with a current focus on developing new growth opportunities and building partnerships in the technology space.

“We are extremely pleased to welcome Jessica and Kevin to Sotheby’s Board of Directors,” said Lead Independent Director Domenico De Sole. “Jessica joins the Board with years of entrepreneurial and finance experience, having built a successful client service business.  Kevin brings more than 20 years of digital and media expertise, helping to improve online experiences and globalize online footprints for leading companies. Their skill set dovetails perfectly with initiatives we have underway to further enhance how Sotheby’s engages with clients, including online.  We are confident Jessica and Kevin will be tremendous assets for Sotheby’s as the Company continues to move forward with these plans.”

Ms. Bibliowicz said, “This is a time of opportunity for Sotheby’s.  I am delighted to work alongside my fellow directors and Sotheby’s leadership team to capture these opportunities and bolster Sotheby’s leading position in the global art market.”

Mr. Conroy said, “Sotheby’s is an outstanding company with an incredibly rich history and an equally exciting future.  I look forward to working with the other Directors to strengthen and grow the Company, serve our clients and deliver value to shareholders.”

Sotheby’s also announced that Steven B. Dodge will be retiring from the Board and accordingly not standing for reelection at the 2014 Annual Meeting.  As previously announced, Mr. Dodge chose to step down as Lead Independent Director in December 2013 because of personal and family matters that are unrelated to Sotheby’s.  Mr. Dodge served as a director of the Company from 2000 to 2007, and rejoined the Sotheby’s Board in 2012 when he was also appointed Lead Independent Director.

In addition, after 14 years of service, Michael I. Sovern will be retiring from the Board and accordingly not standing for reelection at the 2014 Annual Meeting.  Mr. Sovern served as Chairman of the Sotheby’s Board for 13 years following his appointment in 2000.

Bill Ruprecht, President and Chief Executive Officer, said, “On behalf of the Board of Directors and the Company, I want to express our sincere thanks and appreciation to Steve and Michael for their many contributions and dedication to the Sotheby’s Board.  Steve has been a valuable contributor and important leader on the Board, especially in his role as Sotheby’s first Lead Independent Director, and Michael has overseen tremendous growth, share price appreciation and countless auction records over the years.  We wish them both all the best.”

Mr. Dodge said, “As I reflect on the years I spent on Sotheby’s Board, I feel privileged to have been a small part of the Company’s endeavors and history.  This Board is independent, passionate and committed to serving shareholders.  I am fortunate to have worked with such experienced and engaged directors, and I am confident in Sotheby’s opportunities in the future.”

Mr. Sovern said, “I have great pride in all we have accomplished in my 14 years of service on the Sotheby’s Board.  Sotheby’s continues to push the boundaries of the industry and distinguish itself as the premier leader in the art business. I expect many wonderful things from this proud organization in the years ahead and wish all of Sotheby’s employees, including my colleagues on the Board, many more years of success.”

With the changes announced today, Sotheby’s board will continue to consist of 12 directors, 10 of whom are independent.  Five of the Company’s independent directors will have been added to the Board in the past three years.

About Jessica Bibliowicz:

●	Since September 2013, Ms. Bibliowicz has served as Senior Advisor to Bridge Growth Partners, a growth-oriented private equity investment firm.
●
Ms. Bibliowicz previously served as Chief Executive Officer of National Financial Partners from its inception in 1999 until its sale in 2013 to Madison Dearborn Partners. In 2003, she also assumed the role of Chairman of the Board and oversaw NFP’s initial public offering.

●
Prior to NFP, Ms. Bibliowicz was President and Chief Operating Officer of John A. Levin & Co., a registered investment advisor, and held senior management positions at Prudential Mutual Funds and Smith Barney Mutual Funds.

●	Ms. Bibliowicz is a Director of Realogy (RLGY) and the Asia Pacific Fund (APB) and is a former Director of the Eaton Vance Mutual Funds.

About Kevin Conroy:

●
President, Digital and Enterprise Development, Univision Communications Inc.  Mr. Conroy is responsible for the Company’s interactive business, and also leads the Marketing, Research and Enterprise Development teams.

●
Prior to Univision, Mr. Conroy spent eight years at AOL, most recently as Executive Vice President of Global Products and Marketing, where he oversaw development of AOL’s desktop, Mobile and IPTV products for the U.S. and 30 countries around the globe.

●	Prior to AOL, Mr. Conroy was Chief Marketing Officer and President of New Technology at BMG Entertainment, a division of Bertelsmann AG.
●	Since 2011, Mr. Conroy has served as a director of Newell Rubbermaid, Inc., a global marketer of consumer and commercial goods.

 [Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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Important Additional Information
Sotheby’s, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with Sotheby’s 2014 Annual Meeting of Stockholders. Sotheby’s intends to file a proxy statement and GREEN proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Sotheby’s stockholders.  SOTHEBY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING GREEN PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Sotheby’s directors and executive officers and their respective interests in Sotheby’s by security holdings or otherwise is set forth in Sotheby’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 26, 2013. To the extent holdings of such participants in Sotheby’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in Sotheby’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by Sotheby’s with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at Sotheby’s investor relations website at http://investor.shareholder.com/bid/index.cfm.  Copies may also be obtained by contacting Sotheby’s Investor Relations by mail at 1334 York Avenue, New York, NY 10021 or by telephone at 800-700-6321 or 212-894-1023.

Forward-Looking Statements
This release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. In addition to the considerations and factors referred to in this release and prior filings and releases, major factors which Sotheby’s believes could cause actual events to differ materially include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of Sotheby’s risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses, the marketability at auction of such property, the success of Sotheby’s future auction sales and the results and reception of Sotheby’s announced capital allocation and financial review and other initiatives, including but not limited to its cost reduction initiatives, review of its real estate portfolio and related alternatives and its plans and framework for returning capital to stockholders and optimizing its capital structure and financial policies. Please refer to Sotheby’s most recently filed Form 10-Q (and/or 10-K) and other filings for a more comprehensive list of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.